Exhibit 99.1

Golden River Resources Corp. Announces Reverse Stock Split

MELBOURNE, Australia--(BUSINESS WIRE)--October 29, 2010--Golden River Resources Corporation (OTC:GORV) announced today that a 1-for-10 reverse stock split of its common stock, which was approved by the Company’s Board of Directors and stockholders, will become effective on November 1, 2010. Golden River’s common stock will begin trading on the OTC Bulletin Board on a split adjusted basis when the market opens on November 1, 2010 under the temporary trading symbol “GORVD.” The trading will revert to “GORV” after approximately twenty trading days.

The reverse split will reduce the number of shares outstanding from approximately 243,593,440 to approximately 24,359,344 shares.

Upon the effectiveness of the reverse stock split, each ten shares of issued and outstanding common stock will be converted into one share of common stock. Registered holders of common stock will receive a letter of transmittal shortly after the effective date with instructions for the exchange of their old stock certificates for new, post-split certificates. Continental Stock Transfer and Trust Company will act as the exchange agent and can be contacted at 212-509-4000 ext 536. Stockholders with shares in brokerage accounts will be contacted by their brokers with instructions.

Golden River will not issue fractional shares as a result of the reverse stock split. Each fractional share will be rounded up to the nearest whole share.

Forward-Looking Statements

Forward-looking statements in this press release are made pursuant to the “safe harbour” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the risks of exploration and development stage projects, risks associated with environmental and other regulatory matters, mining risks and competition and the volatility of mineral prices. Actual results and timetables could vary significantly. Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s fiscal 2010 Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

CONTACT:
Golden River Resources Corporation
Mr. Joseph Gutnick, +011 613 8532 2860
President and Chief Executive Officer
Fax: +011 613 8532 2805
josephg@axisc.com.au
or
Director
New York Office
Tel: (212) 223 0018
Fax: (212) 223 1169
mordig@axisc.com.au